                                                            Filed Pursuant to
                                                            Rule 424(b)(3)
                                                            File No. 33-58989

                          PRICING SUPPLEMENT NO. 34 DATED
                          December 17, 1996 TO PROSPECTUS
                        DATED June 15, 1995 AND PROSPECTUS
                          SUPPLEMENT DATED June 15, 1995

                       McDONNELL DOUGLAS FINANCE CORPORATION

                            Series X Medium-Term Notes
                    Due Nine Months or More From Date of Issue

     Except as set forth herein, the Series X Medium-Term Notes offered hereby (the "Notes") have such terms as are described in the accompanying Prospectus dated June 15, 1995, as amended and supplemented by the Prospectus Supplement dated June 15, 1995 (the "Prospectus").

Aggregate Principal Amount: $20,000,000

Original Issue Date
 (Settlement Date):         December 20, 1996

Stated Maturity Date:       December 19, 2003

Interest Rate:              6.78%

Interest Payment Dates:     March 15 and September 15 commencing March 15, 1997

Type of Notes Issued:       [X] Senior Notes        [X] Fixed Rate Notes
                            [ ] Subordinated Notes  [ ] Floating Rate Notes

Optional Redemption:        [ ] Yes
                            [X] No

Form of Notes Issued:       [X] Book-Entry Notes
                            [ ] Certificated Notes

CUSIP Number:               58017DET3


                              PURCHASE AS PRINCIPAL

    This Pricing Supplement relates to $20,000,000 aggregate principal amount of Notes that are being purchased, as principal, by PaineWebber Incorporated ("PWI") for resale to one or more investors at varying prices related to prevailing market conditions at the time or times of resale as determined by PWI. Net proceeds payable by PWI to McDonnell Douglas Finance Corporation (the "Company") will be 99.530% of the aggregate principal amount of the Notes, or $19,906,000 before deduction of expenses payable by the Company.
In connection with the sale of the Notes, PWI may be deemed to have received compensation from the Company in the form of underwriting discounts in the amount of .470% or $94,000.

                                RECENT DEVELOPMENT

    On December 15, 1996, The Boeing Company and McDonnell Douglas Corporation jointly announced that the companies have signed a definitive agreement whereby McDonnell Douglas will merge with Boeing in a stock-for-stock transaction. The transaction is subject to approval by the shareholders of both companies and certain regulatory agencies.